EXHIBIT 4.1

NATIONAL MERCANTILE BANCORP

2005 STOCK INCENTIVE PLAN

Section 1.  PURPOSE

The purpose of the 2005 Stock Incentive Plan (the “2005 Plan”) of National Mercantile Bancorp, a California corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), is to enable the Company to attract, retain and motivate its employees and independent contractors by providing for or increasing the proprietary interests of such employees and independent contractors in the Company, and to enable the Company to attract, retain and motivate its nonemployee directors and further align their interest with those of the shareholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

Section 2.  PERSONS ELIGIBLE

Each director, officer, employee or independent contractor of the Company or any of its subsidiaries (each, a “Participant”) shall be eligible to be considered for the grant of an Award (as hereinafter defined) under the 2005 Plan.

Section 3.  AWARDS

(a)   The Administrator (as hereinafter defined) responsible for administration of the 2005 Plan is authorized to enter into any type of arrangement on behalf of the Company with a Participant that is not inconsistent with the provisions of the 2005 Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock of the Company (“Common Shares”) or (ii) Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares.  The entering into of any such arrangement is referred to herein as the grant of an “Award.”

(b)   Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights (“SARs”), phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

(c)   Awards may be issued, and Common Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such Award.

(d)   Subject to the provisions of the 2005 Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted hereunder, which terms and conditions may include, among other things:

(i)   a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient’s tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

(A)   the delivery of cash;

(B)   the delivery of other property deemed acceptable by the Administrator;

(C)   the delivery of previously owned shares of capital stock of the Company; or

(D)   a reduction in the amount of Common Shares otherwise issuable pursuant to such Award.

(ii)   a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Administrator, upon the occurrence of specified events, including, without limitation, a change of control of the Company (as defined by the Administrator), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

(iii)   a provision required in order for such Award to qualify as an incentive stock option (an “Incentive Stock Option”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no Award issued to any Nonemployee Director or any independent contractor of the Company shall qualify as an Incentive Stock Option.

Section 4.  STOCK SUBJECT TO THE 2005 PLAN

(a)   At any time, the aggregate number of Common Shares issued or issuable pursuant to all Awards (including all Incentive Stock Options) granted under the 2005 Plan shall not exceed 250,000 shares subject to adjustment as provided in Section 7 hereof.

(b)   For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued or issuable pursuant to Awards granted under the 2005 Plan shall at any time be deemed to be equal to the sum of the following:

(i)   the number of Common Shares that were issued prior to such time pursuant to Awards granted under the 2005 Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

(ii)   the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under the 2005 Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient’s tax withholding obligation with respect to such issuance; plus

(iii)   the maximum number of Common Shares that are or may be issuable at or after such time pursuant to Awards granted under the 2005 Plan prior to such time.

(c)   No Participant shall be granted Awards during any 12-month period covering more than 100,000 Common Shares.

Section 5.  DURATION

Unless sooner terminated pursuant to Section 8 below, the 2005 Plan shall terminate on March 24, 2015.  No Awards shall be granted under the 2005 Plan while the 2005 Plan is suspended or after it is terminated.

Section 6.  ADMINISTRATION

(a)   The 2005 Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the 2005 Plan, or of part of the Plan, is delegated by the Board (in either case, the “Administrator”).  The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws.  At Board’s discretion, the Committee may be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and/or “outside directors” within the meaning of Section 162(m) of the Code.  The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the 2005 Plan.  Notwithstanding any provision in the 2005 Plan to the contrary, in the event that the Administrator is acting with respect to an Award granted or to be granted to a member of the Board, such Board member shall abstain from any vote taken by the Board or the Committee with respect to such Award (or, if such Board member does vote on the matter, his vote will not be counted in determining whether the matter in question has been approved).

(b)   Subject to the other provisions of the 2005 Plan, the Administrator shall have the authority, in its discretion: (i) to grant Awards (but the benefit payable on the exercise of an SAR shall be payable only in Common Stock with a Fair Market Value equal to the appreciation); (ii) to determine the Fair Market Value of the Common Shares subject to Awards; (iii) to determine the exercise price of Awards granted (but in no event shall the exercise price of an option or the base value of an SAR be less than the Fair Market Value of the Common Stock on the date of grant); (iv) to determine the persons to whom, and the time or times at which, Awards shall be granted, and the number of shares subject to each Award; (v) to interpret the 2005 Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the 2005 Plan; (vii) to determine the terms and provisions of each Award granted (which need not be identical), including but not limited to, the time or times at which Awards shall be exercisable; (vii) to modify or amend any Award (with the consent of the Participant if the modification or amendment is adverse to the Participant; (ix) to defer (with the consent of the Participant) the exercise date of any Award; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Award; and (xi) to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan.  The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

(c)   All questions of interpretation, implementation, and application of the 2005 Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

Section 7.  ADJUSTMENTS

If the outstanding shares of the class of Company stock then subject to the 2005 Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Administrator shall make appropriate and proportionate adjustments in: (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under the 2005 Plan; and (ii) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under the 2005 Plan.  The determination of the Administrator as to what adjustments shall be made pursuant to this section, and the extent thereof, shall be final and conclusive.  No fractional shares of stock shall be issued under the 2005 Plan on account of any such adjustment.

Section 8.  AMENDMENT AND TERMINATION

The Board may suspend or terminate the 2005 Plan at any time; provided, however, that no such suspension or termination shall deprive the recipient of any Award theretofore granted under the 2005 Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

The Board may amend the 2005 Plan at any time and in any manner subject to the following limitations:

(a)   No such amendment shall deprive the recipient of any Award theretofore granted under the 2005 Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto;

(b)   Except as otherwise provided in Section 7 relating to adjustments upon changes in stock, no such amendment shall be effective unless approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, represented and entitled to vote at a shareholders meeting or by the written consent of a majority of the outstanding shares of the Company where such shareholder approval is required by law or pursuant to the Articles of Incorporation or Bylaws of the Company; and

(c)   Section 10 hereof shall not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

Section 9.  EFFECTIVE DATE

The 2005 Plan shall be effective as of March 25, 2005, the date upon which it was approved by the Board of Directors; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative vote of the holders (the “Shareholders”) of a majority of the outstanding shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of California.